Exhibit 10.15

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made by and between Kenneth I. Moch (the “Executive”) and Cognition Therapeutics, Inc. (the “Company”).

WHEREAS, the Company and the Executive entered into an Employment Agreement, effective October 11, 2016 and subsequently amended (the “Employment Agreement”), which governs the Executive’s employment with the Company; and

WHEREAS, the Executive’s employment with the Company and its affiliates ceased as of March 17, 2020 (the “Termination Date”); and

WHEREAS, the Company has agreed to pay the Executive certain amounts and provide certain benefits in connection with the Executive’s termination of his employment, subject to his execution of this Agreement.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.            Termination of Employment. Executive hereby agrees and recognizes that, as of the Termination Date his employment relationship with the Company has been permanently and irrevocably severed and all officer, director and fiduciary positions with the Company or any of its affiliates, including with respect to any benefit plan sponsored by or contributed to by the Company or any of its affiliates, held by the Executive terminated effective as of the Termination Date. Executive shall execute any document reasonably requested to effect his resignation from the Company’s board of directors and termination of his officer and other positions with the Company. Notwithstanding the foregoing, Executive shall serve the Company in an advisory role pursuant to the Advisor Services Agreement with the Company dated as of March 17, 2020.

2.            Consideration; Acknowledgements.

a.            In connection with the cessation of the Executive’s employment, and in consideration of the Executive’s execution of this Agreement, and this Agreement becoming irrevocable in accordance with its terms, the Company will (1) continue to pay Executive’s base salary (at the rate of $386,250) for the twelve (12) month period following the Termination Date, (2) in satisfaction of any and all bonus amounts payable to Executive, make a lump sum payment to Executive of $104,287.50 and (3) waive in the entirety the medical insurance premiums under COBRA until the earlier of the first anniversary of the Termination Date and the date Executive becomes eligible for medical benefits through another employer. The payment described in this Section 2 shall commence as soon as administratively feasible following the date that this Agreement becomes irrevocable, provided that the Company will pay Executive in a single lump sum payment the payments that Executive would have received between the Termination Date and the date this Agreement becomes irrevocable, with the balance of the payments to be paid as originally scheduled. The Company shall also pay Executive his accrued but unused vacation time (i.e. ten (10) days) no later than the second payroll date of the Company occurring after the Termination Date.

b.            Executive acknowledges that: (1) he has no entitlement or rights under any severance or similar arrangement maintained by the Company or any of its affiliates, and (2) except as otherwise provided specifically in this Section 2 of this Agreement, the Company and its affiliates do not and will not have any other liability or obligation to the Executive, including under the Employment Agreement. The Executive further acknowledges that, in the absence of his execution of this Agreement, the payments specified in this Section 2, would not otherwise be payable. Executive further acknowledges and agrees that all incentive equity awards made by the Company to Executive, including without limitation any options to purchase Common Stock of the Company, shall cease to vest as of the Termination Date and no portion of any options that are not exercisable as of the Termination Date shall thereafter become exercisable, regardless of any service or availability of Executive to the Company following the Termination Date.

3.            Release of Claims. In consideration of the payments and benefits described in Section 2 hereof, to which Executive agrees Executive is not entitled until and unless Executive executes and does not revoke this Agreement, Executive, for and on behalf of himself and his heirs, executors, administrators and assigns, hereby waives and releases any and all complaints, claims, suits, controversies, and actions, whether known or unknown, suspected or claimed, which Executive, or any of the Executive’s heirs, executors, administrators or assigns ever had, now has or may have against the Company and/or its respective predecessors, successors, past or present parents or subsidiaries, affiliates, investors, branches or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ past or present stockholders, insurers, assigns, trustees, directors, officers, limited and general partners, managers, joint venturers, members, employees or agents in their respective capacities as such (collectively with the Entities, the “Releasees”) by reason of circumstances, acts or omissions which have occurred on or prior to the date that this Agreement becomes effective, including, without limitation, (a) any complaint, charge or cause of action arising under (i) federal, state or local laws pertaining to employment or termination of employment, including the Age Discrimination in Employment Act of 1967 (the “ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, as amended, the Civil Rights Act of 1991, as amended, the Americans with Disabilities Act of 1990, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Family and Medical Leave Act of 1993, as amended, the Worker Adjustment Retraining and Notification Act, as amended, the Executive Retirement Income Security Act of 1974, as amended, any applicable Executive Order Programs, the Fair Labor Standards Act, or their state or local counterparts (including, but not limited to, the Pennsylvania Human Relations Act); (ii) any other federal, state or local civil or human rights law; (iii) any other local, state, or federal law, regulation or ordinance; (iv) any public policy, contract and/or quasi-contract or tort (including, but not limited to, claims of breach of the Employment Agreement, an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress); (v) common law; or (vi) any policies, practices or procedures of the Company; or (b) any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (the “Released Claims”). By signing this Agreement, Executive acknowledges that he intends to waive and release any rights known or unknown that he may have against the Releasees under these and any other laws. Notwithstanding the foregoing, Executive does not release, discharge or waive: any rights to indemnification that he may have under the certificate of incorporation, the by-laws or equivalent governing documents of the Company or its subsidiaries or affiliates, the laws of the State of Delaware or any other state of which any such subsidiary or affiliate is a domiciliary, the Employment Agreement or any indemnification agreement between Executive and the Company; any rights to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy; any rights he may have in his capacity as a stockholder of the Company; any rights he may have to enforce the vested terms of any equity or other incentive agreement previously provided to him; any rights he may have to the Accrued Obligations under the Employment Agreement and severance benefits describe in Section 2 hereof. The Executive acknowledges that he has made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by this Section 3.

4.            Proceedings. Executive acknowledges that he has not filed any complaint, charge, claim or proceeding, if any, or assigned to any other person the right to bring any such complaint, charge, claim, or proceeding, relating to the Released Claims against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). Executive (i) acknowledges that he will not initiate or cause to be initiated on her behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law and (ii) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (the “EEOC”). Further, Executive understands that, by executing this Agreement, he will be limiting the availability of certain remedies that he may have against the Releasees and limiting also his ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 3 of this Agreement shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against any Releasee before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in Section 3 of this Agreement (but no other portion of such waiver), (ii) initiating or participating in an investigation or proceeding conducted by the EEOC or (iii) reporting possible violations of federal, state or local law, ordinance or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the U.S. Securities and Exchange Commission (the “SEC”), the Congress and any agency Inspector General, or otherwise taking action or making disclosures that are protected under the whistleblower provisions of any federal, state or local law, ordinance or regulation, including, but not limited to, Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended; or (iv) receiving a monetary award for information provided to the SEC pursuant to Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended. The Executive acknowledges and agrees that the Executive’s separation from employment with the Company in compliance with the terms of the Employment Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.            Time to Consider. Executive acknowledges that he has been advised that he has twenty- one (21) days from the date of receipt of this Agreement to consider all the provisions of this Agreement and, further, that if Executive signs this Agreement prior to the expiration of such twenty-one (21) day period, he does hereby knowingly and voluntarily waive said given twenty-one (21) day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 3 OF THIS AGREEMENT AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

6.            Revocation. Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of his execution of this Agreement to revoke this Agreement (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive pursuant to Section 2 of this Agreement until eight (8) days have passed since Executive’s signing of this Agreement without Executive having revoked this Agreement. If Executive revokes this Agreement, Executive will be deemed not to have accepted the terms of this Agreement, no action or forbearance of action will be required of the Company under any section of this Agreement, and Executive shall not be entitled to receive any portion of the severance compensation and benefits which are conditioned on the delivery of this Agreement.

7.            No Admission. This Agreement does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.

8.            Confidentiality. Executive agrees that Executive will not communicate or disclose the terms of this Agreement to any persons with the exception of members of Executive’s immediate family and Executive’s attorney and financial advisor, or as permitted by Section 4 above.

9.            Return of Company Property; Expenses. Executive represents that all equipment and other property of the Company, including any documents and files containing Confidential Information (as such term is defined in the Employee Non-Disclosure and Invention Assignment Agreement by and between the Company and the Executive) whether electronically stored or maintained in hard copy, have been returned or will be promptly returned to the Company. In furtherance thereof, Executive will, no later than May 1, 2020, deliver all Company files held by him to an electronic dropbox, dataroom or other electronic platform established by the Company, or by such other method determined by the Company in its discretion. Notwithstanding the foregoing, the Company agrees that Executive may keep the Company-issued laptop computer currently in his possession, provided that Executive shall deliver any new documents and files electronically stored thereon to the Company, no later than one month after the termination of the Advisory Services Agreement, and that Executive will not retain any copies of the Confidential Information. The Company will reimburse all properly incurred business expenses pursuant to the Company’s expense reimbursement policy, provided, that Executive submits any such business expenses within sixty (60) days following the Termination Date. The Company will reimburse up to $5,000 of the reasonable attorneys’ fees incurred by Executive in connection with entry into this Agreement and the Advisor Services Agreement.

10.            Non-Disparagement. Executive will not disparage any Releasee or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Releasee. The Company’s directors, officers and senior executives shall not disparage or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Executive.

11.            Post-Employment Obligations. Executive reaffirms that he will comply with all of his post-employment obligations as set forth in Section 5 of the Employment Agreement.

12.            Stock Options. Reference is hereby made to the Incentive Stock Option Agreement between the Executive and the Company dated as of April 28, 2017, as amended, pursuant to which the Executive was awarded 3,834,211 shares of the Company’s Common Stock (the “2017 Option Shares”). As of the Termination Date, 2,339,304 of the 2017 Option Shares are vested and have an exercise price of $0.27 per share. The parties further agree that the remaining 2017 Option Shares (i.e., 1,494,907 shares of Company Common Stock) were automatically forfeited as of the Termination Date. Reference is hereby made to the Incentive Stock Option Agreement between the Executive and the Company dated as of April 24, 2019, pursuant to which the Executive was awarded 100,000 shares of the Company’s Common Stock (the “2019 Option Shares”). As of the Termination Date, none of the 2019 Option Shares are vested and the entirety of the 2019 Option Shares were automatically forfeited as of the Termination Date. The parties acknowledge and agree that 1,282,272 of the vested 2017 Option Shares are eligible to be treated as incentive stock options under Section 422 of the Code if exercised by the deadline prescribed under applicable law. The remainder of the vested 2017 Option Shares, together with any of such 1,282,272 vested 2017 Option Shares that are not exercised by the applicable deadline and not eligible for tax treatment under Section 422 of the Code, subject to Section 1(b) of that certain Option Transfer Agreement by and among the Company, the Executive and The 2012 Kenneth Ian Moch Irrevocable GST Trust F/B/O Ellen Gray Stolzman and Descendants dated May 25, 2012 (the “Trust”), have been or shall be deemed transferred to the Trust pursuant to and subject to the terms and conditions of the Option Transfer Agreement dated as of July 20, 2019 by and among the Company, the Executive and the Trust. The 2017 Option Shares shall remain subject to the terms of the Incentive Stock Option Agreement and the Cognition Therapeutics, Inc. Amended and Restated 2007 Equity Incentive Plan, including, without limitation, permitting exercise of the 2017 Option Shares up to the date that is three (3) years plus three (3) months after the Termination Date.

13.            Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior representations, agreements, written or oral, expressed or implied, except for Section 5 of the Employment Agreement, which survives the termination of Executive’s employment and is incorporated herein by reference, and except for any agreements with respect to Executive’s options to acquire Common Stock of the Company. This Agreement may not be modified or amended other than by an agreement in writing signed by an officer of the Company.

14.            Acknowledgement. Executive acknowledges and agrees that, subsequent to the termination of Executive’s employment, Executive shall not be eligible for any payments from the Company or Company-paid benefits, except as expressly set forth in this Agreement. Executive also acknowledges and agrees that Executive has been paid for all time worked and has received all other compensation owed to him.

15.            Assignment. This Agreement shall be binding upon and be for the benefit of the parties as well as Executive’s heirs and the Company’s successors and assigns.

16.            General Provisions. A failure of any of the Releasees to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Agreement shall remain valid and binding upon Executive and the Releasees.

17.            Governing Law. The validity, interpretations, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to conflict of laws principles.

18.            Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its respective duly authorized officer, and the Executive has executed this Agreement, on the date(s) below written.

COGNITION THERAPEUTICS, INC.

By:	/s/ Robert Gailus
Name & Title: Robert Gailus
Date: April 21, 2020

KENNETH I. MOCH

/s/ Kenneth I. Moch

Date: April 21, 2020